Exhibit 99.1

Worldspan Reports Second Quarter 2006 Results

	Second Quarter 2006	Second Quarter 2005
Revenue	$251.7 million	$245.6 million
Operating Income	$45.4 million	$35.6 million
Net Income	$29.5 million	$18.5 million

ATLANTA, August 9, 2006—Worldspan, L.P. today reported financial results for the second quarter ended June 30, 2006.  The Company reported revenues for the quarter of $251.7 million, operating income of $45.4 million and net income of $29.5 million. The Company’s financial results for the quarter benefited from an increase in revenue of $10.5 million related to a contractual payment that was received from a certain former online travel agency in final settlement of a dispute. Excluding this benefit, revenue for the quarter ended June 30, 2006 would have been $241.2 million, operating income would have been $34.9 million, and net income would have been $19.0 million.  Additionally, results for the quarter ended June 30, 2005 benefited from a $2.6 million decrease in bad debt expense as a result of a settlement and partial recovery of an outstanding customer balance.  Excluding this benefit, the Company’s operating income for the quarter ended June 30, 2005 would have been $33.0 million and net income would have been $15.9 million.

“We are pleased that our ongoing cost reduction strategies continue to have a positive impact on our bottom-line results,” said Rakesh Gangwal, Chairman, President and Chief Executive Officer for Worldspan. “To date, we have re-negotiated content agreements with five of the major domestic carriers.  These new agreements allow us to provide our travel agency customers greater choice and flexibility over their businesses as new economics alter the airline distribution landscape.”

Financial Highlights

Second Quarter 2006

Revenue:  Second quarter revenue was $251.7 million, up $6.1 million or 2% from revenue of $245.6 million in the second quarter of 2005.  Electronic travel distribution revenue was $233.2 million, a $5.7 million increase compared to $227.5 million in the second quarter of 2005. The overall increase resulted from a $10.5 million contractual payment that was received in final settlement of a dispute with a certain former online travel agency.  This increase was partially offset by a lower number of transactions in both the traditional and online channels.  Information technology services revenue was $18.5 million, an increase of $0.3 million, or 2%, compared to revenue of $18.2 million in the second quarter of 2005.  This increase was due primarily to a higher volume of subscription service fees.  Excluding this quarter’s contractual payment, total revenues of $241.2 million were down 2% from a year ago.

Operating Income: For the second quarter of 2006, the Company reported operating income of $45.4 million, which included $10.5 million of revenue increase related to the above-mentioned payment. Excluding this benefit, operating income would have been $34.9 million for the quarter ended

- more -

June 30, 2006.  Operating income for the second quarter of 2005 was $35.6 million, which included $2.6 million in expense reduction related to a settlement of a bad debt.  Excluding this $2.6 million benefit, operating income would have been $33.0 million for the quarter ended June 30, 2005.  Excluding the $10.5 million benefit in 2006 and the $2.6 million benefit in 2005, the year-over-year improvement in operating income for the second quarter ended June 30, 2006 was $1.9 million, or 6%. This improvement resulted primarily from lower employee costs, inducement expenses, depreciation and amortization, communication and network services, and maintenance expenses.  The reductions in these expenses were partially offset by increased outside services expense resulting from higher legal fees and from the Company’s increased usage of distributors.

Net Income:  Second quarter reported net income was $29.5 million compared to net income of $18.5 million for the same period last year. As mentioned above, the second quarter of 2006 had a revenue benefit of $10.5 million while the second quarter of 2005 had an expense benefit of $2.6 million.  Without these items, net income for the second quarter of 2006 would have been $19.0 million and net income for the second quarter of 2005 would have been $15.9 million. This $3.1 million, or 20%, improvement in net income is a result of higher operating income and lower income taxes.

Cash Flow: Worldspan generated $64.2 million in cash from operations during the second quarter of 2006. Cash capital spending was $0.9 million and principal payments on the term loan were $45.0 million, representing mandatory payments of $1 million and discretionary payments of $44.0 million. The Company ended the quarter with a cash balance of $81.6 million.

Global Transactions:  Worldspan’s global transaction volumes declined by 4% in the second quarter of 2006 compared to the second quarter of 2005. Transaction volumes by online agencies declined by 4% year-over-year, while traditional travel agency volumes declined by 5% year-over-year.

Worldspan, L.P.

Condensed Consolidated Statements of Income

(unaudited, in thousands)

	Three months ended June 30,			Six months ended June 30,
	2006	2005	Change	2006	2005	Change

Revenue:
Electronic travel distribution	$233,200	$227,481	3%	$475,928	$469,439	1%
Information technology services	18,484	18,150	2%	37,854	36,774	3%
Total revenue	$251,684	$245,631	2%	$513,782	$506,213	1%

Operating expenses	206,327	210,031	(2)%	414,116	435,622	(5)%
Operating profit	$45,357	$35,600	27%	$99,666	$70,591	41%

Other (expense) income, net:
Interest expense, net	(14,950)	(15,573)	(4)%	(31,214)	(27,902)	12%
Loss on extinguishment of debt	—	—	—	—	(55,597)	(100)%
Other, net	(157)	(11)	N/M	(1,102)	(220)	N/M

Income (loss) before income taxes	$30,250	$20,016	51%	$67,350	$(13,128)	N/M

Income tax expense	741	1,539	(52)%	1,384	2,457	(44)%

Net income (loss)	$29,509	$18,477	60%	$65,966	$(15,585)	N/M

Worldspan, L.P.

Transactions Summary

(in millions)

	Second Quarter			Year to Date
	2006	2005	Change	2006	2005	Change

Total Transactions	50.4	52.7	(4)%	106.3	109.8	(3)%

Geographic:
North America	40.1	41.7	(4)%	84.3	86.6	(3)%
Rest of World	10.3	11.0	(6)%	22.0	23.2	(5)%

Channel:
Traditional	23.9	25.1	(5)%	51.0	52.7	(3)%
Online	26.5	27.6	(4)%	55.3	57.1	(3)%

Air/Non-Air:
Air	45.1	47.2	(4)%	96.2	99.4	(3)%
Non-Air	5.3	5.5	(4)%	10.1	10.4	(3)%

Conference Call/Webcast
Worldspan will host a conference call discussing its second quarter 2006 results on Thursday, August 10, 2006, at 11:00 a.m. EDT, which will be Webcast on the Company's web site at http://www.worldspan.com on the Investor Relations tab. Please note that a replay of the Earnings Conference Call Webcast will be available online for 10 days from the date of the call.

About Worldspan
Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide.  Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking over 700 travel suppliers around the world to a global customer base.  Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products.  Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE.  Worldspan is headquartered in Atlanta, Georgia.  Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; airlines altering their content or changing the pricing of such content; or other changes within, or that may affect the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q, Forms 8-K and Form S-4.

# # #

CONTACT:  Erin Hadaway, 770-563-6545, e-mail: erin.hadaway@worldspan.com